EMPLOYMENT CONTRACT

THIS AGREEMENT made as of this 5th day of April 2018

BETWEEN:

HighCom Global Security, Inc.
(hereinafter called the "Employer")

- and -

Francis Michaud
(Hereinafter called the "Executive")

WHEREAS the Employer desires to obtain the benefit of the services of the Executive, and the Executive desires to provide such services to the Employer on the terms and conditions hereinafter set forth and such employment is deemed to be good and sufficient consideration for this contract;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1. *Term.* Effective January 16th, 2018, the Employer hereby agrees to employ the Executive and the Executive hereby agrees to enter the employment of the Employer as the **Chief Executive Officer (CEO)** of the Employer's operations. The period from the date of employment until the termination of the Executive's employment with the Employer is herein called the "Term".

2. *Location.* The Executive acknowledges that the Employer's corporate office location is currently located at 2901 E 4th Ave, Unit J, Columbus Ohio, 43219, USA.

3. *Duties.* The Executive agrees to devote his working time and attention and all of his skills to the business of the Employer and shall perform all such acts as are necessary to properly and efficiently carry out such duties reasonably expected of the **CEO**, reporting and accountable to the Board of Directors. In carrying out these duties and responsibilities, the Executive shall comply with all the Employer's policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time.

4. *Remuneration.*

    4.1 As full compensation for all services provided by the Executive, the Employer shall pay, and the Executive agrees to accept:

    (a) Gross monthly compensation of approximately Thirteen Thousand Three Hundred Thirty-Three and Thirty-Three U.S. DOLLARS ($13,333.33), based on an annual salary of One Hundred Sixty Thousand U.S. DOLLARS, ($160,000.00);

    (b) Any further bonuses paid for the 2018 fiscal year to the Executive by the Employer during the Term shall be based on Appendix A attached. Subsequently, annual bonuses will be defined annually by the Board of Directors.

(c) Cashless Stock Options shall be granted based on Appendix B attached.

(d) Annual increases are subject to yearly performance reviews satisfactory to the Board of Directors.

(e) The Executive acknowledges that in conjunction with its acceptance and at least once annually the employer may perform an investigation into the Executive's background, which may include but is not limited to criminal record, credit check and verification of education and professional designations. The company reserves the right in its sole discretion to assess the suitability of the Executive to the company's goodwill, reputation and brand.

5. *Expenses.*

5.1 The Employer agrees to reimburse the Executive for the payment of reasonable expenses incurred by him on the Employer's behalf during his employment by the Employer. The Executive agrees to submit monthly statements of his expenses, itemized with such vouchers and other receipts as the Employer may request.

6. *Vacation.*

6.1 The Executive shall be entitled to four (4) weeks' annual vacation with pay (included in the remuneration) within the first year of service, five (5) weeks' annual vacation, on completion of five years of service and six (6) weeks' annual vacation, on completion of ten years of service. It is understood and agreed that vacation will be taken at times agreed to by the Chairman of the Board and that no more than two (2) weeks vacation may be taken consecutively without the prior consent of the Chairman.

7. *Confidentiality,*

7.1 <u>Confidentiality:</u> The Executive acknowledges that he holds a position of trust with the Employer and that he has been and will be entrusted with detailed confidential information and trade secrets (including information and trade secrets conceived, originated, discovered or developed by the officers, employees or consultants either employed by or retained by the Employer) concerning the business and affairs of the Employer. The term "Confidential Information" when used herein shall include all information of a confidential or proprietary nature that relates to the business of the Employer, including, without limitation:

(a) All business or financial opportunities which are or may be available to the Employer;

(b) All intellectual property of the Employer;

(c) All data and information relating to the present and contemplated plans, strategies, costs, prices, pricing policies and financial information of the Employer, suppliers used by the Employer and client lists and information concerning the customers of the Employer, their names, addresses, needs and preferences;

(d) Information or practices which are disclosed to, developed, known or contributed by the Executive because of, or during, his employment by the Employer; and

(e) Any of the technology, research, equipment, hardware, software, programs, services, purchasing, accounting, marketing, merchandising, selling, and business methods used or developed by or for the Employer.

The Executive acknowledges that the disclosure of any such Confidential Information to competitors of the Employer or to the public would be highly detrimental to the best interests of the Employer. The Executive further acknowledges and agrees that the right to maintain confidential such Confidential Information constitutes a proprietary right, which the Employer is entitled to protect, and that such Confidential Information shall be held by the Executive in a fiduciary capacity and solely for the benefit of the Employer.

Accordingly, the Executive covenants and agrees with the Employer that he shall not at any time during the Term of his employment with the Employer, or at any time thereafter, directly, indirectly, or otherwise, use, communicate, disclose, disseminate, or discuss confidential, proprietary, and trade secret information relating to the Employer without the prior written consent of the Employer, which consent may be arbitrarily withheld.

7.2 Removal of Confidential Information: Without the permission of the Employer, the Executive shall not remove or cause to be transmitted any reports, paper, documents, copies, abstracts, summaries, floppy discs, computer data or programs of the Employer containing any Confidential Information whether prepared by the Executive, the Employer or any third party. The Executive shall not install, copy or receive any Confidential Information into his own or any other computer or computer system not owned and controlled by the Employer, without the express written permission of the Employer. Where the Executive has received permission to so install, copy or receive Confidential Information, the Executive shall be solely responsible to the Employer for the security of such Confidential Information and shall follow all directions given by the Employer.

7.3 Return of Confidential Information: Upon the expiration or termination of this Agreement or at such earlier time as the Employer may request, the Executive shall forthwith return to or leave with the Employer, all documents, records, notebooks and similar repositories of Confidential Information, including copies of any of the foregoing and all other property of the Employer then in the Executive's possession, whether prepared by the Executive, the Employer or any third party. The Executive shall return Confidential Information, in his power or control, on any computer or computer system not owned or controlled by the Employer and shall delete all such Confidential Information from the computer or computer system in such a manner that the Confidential Information cannot then be undeleted.

7.4 Compliance Certificate: On the expiration or termination of this Agreement, the Employer may require the Executive to provide the Employer with a certificate stating that the Executive has complied with Section 7.3.

8. *Non-Solicitation Obligations*

8.1 Non-Solicitation of Clients and Suppliers: The Executive acknowledges that by reason of employment with the Employer, he will develop a close working relationship with its clients and suppliers, gain the knowledge of the Employer's methods of operations, and acquire and be exposed to Confidential Information, all of which would cause irreparable harm and injury to the Employer if made available to a competitor or if used for competitive purposes. Accordingly, the Executive agrees that he will not, during the term

of this Agreement and for a period of twelve (12) months after its expiration or termination for any reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder, consultant, employee, or in any other manner whatsoever, indirectly or directly contact or solicit or assist in the solicitation of clients, suppliers, employees or any other person or entity who is or has been in a business relationship with the Employer for the purpose of supplying services or goods or to with a view to diverting their business from or encouraging them to cease doing business with the Employer, nor will he accept such business.

8.2 Non-Solicitation of Employees: The Executive shall not, during the term of his Agreement and for a period of twelve (12) months after its expiration or termination for any reason, without the Employer's written consent, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder, consultant, employee, or in any other manner whatsoever, indirectly or directly, employ, offer employment to, solicit the employment or engagement of or otherwise induce or entice away from the employment of the Employer any individual who is then employed with the Employer or is an independent contractor providing services to the Employer similar to those of employees.

8.3 Non-Disparagement: The Executive agrees that, at all times during the Term following the Date of Termination, he shall use reasonable and good faith efforts to ensure he does not engage in any vilification of the Employer or Board of Directors, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The Executive further agrees to do nothing that would damage the business reputation or good will.

9. *Intellectual Property*

9.1 Intellectual Property: The Executive confirms and agrees that all Intangible Property is the exclusive property of the Employer. The Executive agrees, during the term of his employment, to promptly disclose all Intangible Property to the Employer. The Executive shall, during the term of his employment and any time thereafter, at the request of the Employer, deliver to the Employer all copies of Intangible Property embodied or recorded in tangible form which are in his possession or control. The Executive agrees to, and does hereby, expressly and irrevocably assign to the Employer all right, title and interest (including without limitation Intellectual Property Rights therein) in the Intangible Property. This assignment allows the Employer to effect in its own name registrations and similar protection, which may be available for the Intangible Property. The Executive agrees that, during the term of his employment and any time thereafter, he will take all action and execute and file all such documents required to assist the Employer or its assignees in every way to acquire or protect their Intellectual Property Rights in the Intangible Property. The Executive hereby expressly and irrevocably waives (in favor of the Employer and any of its successors, licensees or assigns) all moral rights arising under prevailing and applicable Copyright Acts (or any legislation of similar force and effect including the successor legislation thereof) or at common law that the Executive, as author, has with respect to any copyrighted works prepared.

9.2 "Intangible Property" means all discoveries, inventions, improvements, techniques, concepts and ideas, whether patentable or not, know-how and similar intangible property, and all

Intellectual Property Rights therein, made, discovered, conceived, invented or improved by the Executive during the term of his employment with the Employer, whether alone or with others and whether during regular working hours and through the use of the facilities and property of the Employer or any affiliate or otherwise.

9.3 "Intellectual Property Right" includes any proprietary right provided under (i) patent law, (ii) copyright law, (iii) trade mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, and (vi) any other statutory provision or common law principle which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally including the common law principle of breach of confidence and trade secret law, or (b) the expression of such ideas, formulae, algorithms, concepts, inventions or know-how.

10. *Acknowledgement*

10.1 Without intending to limit the remedies available to the Employer, the Executive acknowledges that:

a) the restrictions in Sections 7,8 and 9 are reasonable and valid.

b) If any of the above restrictions is found to be void or unenforceable in whole or in part, it shall not affect or impair the validity of any other restriction in Section 8, and without limitation, each of the restrictions contained herein is hereby declared to be a separate and distinct covenant, provision or restriction.

c) a breach of any of the covenants and or restrictions contained in Section 7, 8 or 9 may result in material irreparable injury to the Employer, for which there is no adequate remedy at law;

d) it will not be possible to measure damages for such injuries precisely; and,

e) in the event of such a breach or threat thereof, the Employer shall be entitled to obtain any or all a temporary restraining order and an interim or permanent injunction restraining the Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to enforce specifically any of the covenants in this Agreement.

11. *Termination.*

11.1 The parties agree that the Executive's employment under this Agreement may be terminated as follows:

(a) By the Board of Directors, in its sole discretion and for any reason whatsoever, including sale or dissolution of the Employer, upon providing the Executive with reasonable notice of termination or pay in lieu of notice.

(i) Reasonable notice means twelve (12) months' notice or pay in lieu in.

(b) By the Board of Directors, without notice of termination or pay in lieu thereof, for cause. By way of example and without limiting the generality of the foregoing, the Executive acknowledges that "cause" includes:

(i) any material breach of the terms and conditions of this agreement by the Executive;
(ii) theft, fraud or dishonesty by the Executive;
(iii) incompetence on the part of the Executive;
(iv) any act or conduct on the part of the Executive which is contrary to the goodwill, business reputation or best interests of the Employer,
(v) as per 4.1 (e), Executive does not have a criminal record; or

(c) By the Executive within the first year of employment, for any reason whatsoever, upon giving the Employer ninety (90) business days' notice in writing or to provide sixty (60) days' notice thereafter.

12. *Notice.*

12.1 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered personally or by registered mail, postage pre-paid, and shall be deemed to have been duly given when delivered or on the fifth business day following the date of posting, as follows:

If to the Chairman of the Board:

2901 E 4th Ave, Unit J, Columbus Ohio, 43219, USA
TEL: (614) 500-3065

If to the Executive:

FRANCIS MICHAUD
20 EALING DRIVE
TORONTO, ONTARIO, CANADA
M2L 2R5

EMAIL: fmichaud@rogers.com

or at such other address as either party may specify in writing to the other.

13. *Severability.*

13.1 Any determination by a court of competent jurisdiction that any provision or part thereof contained in this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining portion of this Agreement.

14. *Miscellaneous.*

14.1 The provisions herein contained constitute the entire Agreement between the parties and supersede all previous communications, representations, and agreements whether verbal or written between the parties with respect to the subject matter hereof.

14.2 The Executive acknowledges that he has obtained, or has had the opportunity to obtain, independent legal advice about this Agreement, and further acknowledges that he has read, understands and agrees to be bound by all of the terms and conditions contained therein.

15. *Jurisdiction.*

15.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, Canada. The Employer and the Executive agree that if there is a dispute between them with respect to the rights of either party under this Agreement, such dispute will be submitted to adjudication before the Courts of the Province of Ontario, Canada and the Employer and the Executive attorn to the jurisdiction of the Courts of the Province of Ontario, Canada.

IN WITNESS, WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HighCom Global Security, Inc.

PER: ______________________

Paul Sparkes, Chairman of the Board

I HAVE AUTHORITY TO BIND THE EMPLOYER

______________________)
)
)
Witness)

____

Francis Michaud

Appendix A – Bonus

The Employer shall award to the Executive a 2018 bonus as set forth in the table below allowing the Executive to achieve up to 100% of his base salary in bonus. Note that if section 11.1 a) above is in effect, the full bonus shall be paid to the Executive. Similarly, if sections 11.1 b) or 11.1 c) above is in effect, all bonus not earned shall be rendered null and void.

Objective	Target	Percentage of Total Bonus
Annual Revenues	$14.5M	50%
Annual EBITDA	$2.67M	40%
Discretionary per Board		10%

Above Table Based on 2018 Fiscal Numbers

Appendix B – Grant of Stock Options (Cashless)

The Employer grants to the Executive the following 10,000,000 options vesting per schedule below at an exercise price of $0.011, expiring January 16, 2028. Note that if section 11.1 a) above is in effect, all options shall vest right away to the Executive. Similarly, if sections 11.1 b) or 11.1 c) above is in effect, all options that have not vested shall be rendered null and void.

	Vesting Date	Year	Number of Options
A	Upon execution of this Employment Agreement	January 16,2018	2,500,000
B	One year following date set forth in A	January 16, 2019	2,500,000
C	One year following date set forth in B	January 16, 2020	2,500,000
D	One year following date set forth in C	January 16, 2021	2,500,000